LOGISTICS SERVICES AGREEMENT

This **LOGISTICS SERVICES AGREEMENT** is executed as of March 8, 2024 by and between Owens & Minor Distribution, Inc., a Virginia corporation with offices at 9120 Lockwood Boulevard, Mechanicsville, VA 23116 ("**O&M**") and Sharps Technology, Inc. with offices at 105 Masess Road, Suite 124, Melville, New York 11747 ("**Client**"), and in light of the following circumstances:

WHEREAS, Client wishes to obtain and use certain logistics services; and,

WHEREAS, O&M wishes to make such logistics services commercially available to Client subject to the terms and conditions specified in the Agreement and Schedules;

NOW, THEREFORE, Client retains O&M and O&M agrees to provide to Client the logistics services in accordance with the terms and conditions set forth in the Standard Terms to Logistics Services Agreement ("**Standard Terms**"), attached hereto and incorporated herein, and in each services schedule executed by the parties and incorporated herein (each a "**Schedule**"). This Logistics Services Agreement (including the Standard Terms) together with each Schedule entered into by the parties is hereinafter referred to as "this Agreement."

Accepted By:	
SHARPS TECHNOLOGY, INC.	**OWENS & MINOR DISTRIBUTION, INC.**
Name: Justin Page	Name: Bryan Kilby
Title: VP Technical Operations	Title: General Manager
Date: 04-Mar-2024 | 11:19:54 PST	Date: 04-Mar-2024 | 14:26:02 EST
Signature: Justin Page	Signature: Bryan Kilby

STANDARD TERMS TO
LOGISTICS SERVICES AGREEMENT

1. TERM.

The Term of this Logistics Services Agreement will begin as of March 8, 2024 ("**Effective Date**") and will expire upon the the latest expiration date provided for in an effective Schedule, unless earlier terminated or extended in accordance with the provisions of this Agreement ("**Term**").

2. SERVICES.

(a) Scope of Services. O&M agrees to provide the Services during the Term as set forth in one or more Schedules executed by an authorized representative of each party. For purposes of this Agreement, "**Services**" means the logistics, warehousing, transportation and related services, including implementation services described in a duly executed Schedule.

(b) Facilities. The Services shall be provided in O&M's designated warehouse locations ("**Facility**" or "**Facilities**").

(c) Standard Operating Procedures. Client shall work with O&M to review O&M standard operating procedures and agree on any additional client-specific operating procedures for the Services ("**SOPs**"). A list of applicable SOPs will be attached to the Schedule to which they apply. The SOPs shall contain any special requirements or procedures with respect to the Services. If any of the SOPs are revised or modified during the Term, Client shall provide any revisions or modifications to O&M in writing with a minimum of sixty (60) days' notice prior to the intended effective date. If the SOPs, or any revision or modification thereof, will impact the Fees, then O&M will advise Client within a reasonable time, and O&M reserves the right to modify the Fees accordingly. It is the Client's expressly assumed obligation to ensure that the SOPs shall specifically, separately and correctly address any applicable Legal Requirements for the Services. "**Legal Requirements**" means all present and future laws, statutes, ordinances, requirements, orders, directions, rules and regulations of any kind or nature, whether statutory or common law, including, without limitation, all environmental laws, issued or enforced by any Governmental Authority, which governs or applies in any way to the Products, including but not limited to the proper handling, storage and transportation requirements for the Product. "**Governmental Authority**" means the federal, state, county and municipal governments and all other governmental authorities or quasi-governmental authorities having or claiming jurisdiction, together with the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and all insurance companies writing policies covering the Products, the Facility or any part thereof.

(d) Service Levels. O&M agrees to meet the Service Levels, if any, specified in any duly executed Schedule. However, Client understands and agrees that if Client's estimated volumes are not substantially correct or if the account experiences Abnormally Rapid Growth, then O&M's inability to meet such Service Levels shall not constitute default by O&M under this Agreement; provided that, O&M still uses commercially reasonable efforts to meet the applicable Service Level(s). "**Abnormally Rapid Growth**" means a twenty percent (20%) or greater increase in activity (*e.g.*, receipts, orders, lines, or shipments) for Products over either projected activity for a particular week or the average volume for the prior month, unless Client provides O&M with at least two (2) weeks advance written notice of such change and O&M agrees that the Service Level obligations will continue to apply.

3. PRODUCTS.

(a) Products. The Client-owned products with respect of which O&M agrees to provide the Services will be described in each applicable Schedule (the "**Products**"). In addition to the specific obligations set forth in this Agreement, Client shall provide O&M, or ensure O&M has, all necessary

information concerning the Products to allow O&M to perform the Services in accordance with this Agreement. O&M reserves the right, in its sole discretion, to refuse acceptance of any products not conforming to the description of Products in any Schedule.

(b) Addition and Deletion of Products. From time to time during the Term, upon thirty (30) days written notice to O&M, Client may add Products to or withdraw any Products being discontinued by Client from coverage under the applicable Schedule. However, if the addition or deletion of Products would, in the sole discretion of O&M, impact the Services, SOPs or Operating Parameters, then O&M may, within fifteen (15) days of receipt of such notice and upon written notice to Client, (i) modify the Fees (as described in Section 4(e)) and/or (ii) refuse to accept additional Products. Within thirty (30) days of such action by O&M, the parties agree to meet in good faith to discuss a mutually acceptable resolution. If the parties are unable to reach a mutually agreeable resolution of the matter within sixty (60) days, each party shall have the right to terminate the Agreement and/or the applicable Schedule without further liability or obligation upon sixty (60) days written notice to the other party.

(c) Material Safety Data Sheets; Dangerous Products. Client shall provide O&M with, or ensure O&M has possession of, current, correct and complete Material Safety Data Sheets and other information concerning the storage, handling and other characteristics of the Product ("**MSD Sheets**") for all Products at all times. MSD Sheets shall be provided to O&M's General Manager at the Facility for any Products to be handled in the Facility. MSD Sheets for new Products must be furnished at least three (3) weeks before such Products are received in the Facility. However, if the handling and hazard characteristics of additional Products are the same as the Products then handled in the Facility, then the MSD Sheets may be provided one (1) week in advance. O&M reserves the right to exclude Products from the Facility (or require the immediate removal of such Products) if O&M determines in its sole discretion that it does not have complete and correct information as required by this Agreement. If Client fails to remove the Products, O&M may dispose of such Products in any lawful manner and shall incur no liability by reason of such disposition. Pending such disposition O&M may remove the Products from the Facility and shall incur no liability by reason of such removal.

(d) Tender of Products; Packaging and Labeling. Client shall ensure all Products are delivered to the Facility properly marked and packaged for handling, storage and transportation in accordance with Legal Requirements. Client represents and warrants that: (i) there are no known potential health, safety and/or environmental hazards associated with the proper storage and handling of the Products which have not been disclosed to O&M, and (ii) Client is lawfully possessed of the Products and has the right and authority to store them with O&M. Client shall furnish at, or prior to, delivery of any Products to the Facility, a manifest showing marks, brands, or sizes to be kept and accounted for separately, and the class of storage and other services desired. Upon request, Client will provide O&M with the approximate weight of each Product (including packaging, dunnage, etc.) by SKU number.

(e) Hazardous Products. Client represents and warrants that it has disclosed, and will continue to disclose, to O&M, prior to tendering of any Products to the Facility, any and all potential health, safety and/or environmental hazards that may be associated with transportation, storage or handling of the Products. O&M reserves the right to refuse any Products tendered by Client that, in O&M's sole discretion, carry with them unacceptable or previously undisclosed hazards.

(f) Damaged Products. O&M will notify Client upon becoming aware of Products that are received in a damaged condition. Damaged Products will be segregated from undamaged Products and disposed of at the direction of Client. Client will provide materials to recover all Products that it wishes recovered. The charges for recouping will be pursuant to O&M standard disposal/destruction Fees.

(g) O&M Responsible for Products. O&M shall become responsible for Products when O&M receives such Product into its inventory at its loading dock in the Facility.

(h) Title. Title and ownership of Products shall at all times remain with Client. O&M is a "warehouseman" and has no beneficial title or interest in the Products.

4. **FEES AND TAXES.**

(a) Fees. In consideration of the Services, Client shall pay to O&M the Fees set forth in any Schedule. For purposes of this Agreement, "**Fees**" means the fees, expenses and charges for the Services as further described in these Standard Terms as well as any applicable Schedule.

(b) Overtime. For Services charged on an hourly basis, O&M shall advise Customer if overtime hours are necessary to complete the Services without delay. O&M will use best efforts to provide Client with twenty-four (24) hours' advance notification of the need for overtime hours. If Client approves the overtime hours to avoid delays, Client will reimburse O&M accordingly. Modest levels of routine overtime, not in excess of five (5%) percent of the total hours per week to handle normal operations, shall not require advance notification and approval of Client.

(c) Surcharges. Client shall pay all fuel, security, taxes or other surcharges that may be imposed on O&M by its third-party contractors or vendors, or any Governmental Authority as a result of performing the Services for Client.

(d) Taxes. Client shall be responsible for filing of all tax returns and for all tax liabilities, whether by direct payment or by reimbursement, relating to the Products and for all tax liabilities for the Services, including, without limitation, personal property, sales, use, excise, inventory or other similar taxes, if any levied or imposed by any city, county, state, federal, or other governmental authority; O&M shall have no reporting obligation or responsibility or liability of any kind or nature therefore. If required by applicable law or regulation, Client shall provide O&M with a valid current exemption certificates or other documents necessary to claim exemption from any such taxes. Client shall have no reporting obligation or responsibility for any income or franchise tax obligation of O&M arising out of O&M's performance of Services hereunder.

(e) Adjustment of Fees. Client acknowledges and agrees that O&M has calculated the Fees based on and in reliance upon certain key assumptions which are set forth in each Schedule or otherwise agreed to by the Parties ("**Operating Parameters**"). In the event that any Operating Parameter is determined by O&M to be inaccurate or market variances impact O&M's performance of the Services, O&M may adjust the Fees to account for change(s) in the Services that are required or the increase in O&M's cost to provide the Services. O&M will provide Client thirty (30) days written notice of any such change. If Client objects to such Fee change, then the parties will follow the Dispute Resolution Procedures described herein. If the parties cannot agree on a Fee Adjustment within thirty (30) days from Client's notice of rejection, then O&M may terminate this Agreement without further liability or obligation upon sixty (60) days' notice to Client.

5. **INVOICING AND PAYMENT TERMS.**

(a) Invoices. O&M shall invoice Client for the Fees in accordance with the applicable Schedule.

(b) Payment Terms. Client shall remit payment to O&M for the Fees via cash, check or electronic funds transfer within thirty (30) days of receipt of an invoice, unless otherwise specified in a Schedule. O&M may assess a service charge at the rate of 1.5% per month or the maximum amount allowed by applicable law, whichever is less, on all past due amounts.

(c) Pricing or Payment Disputes. In the event that Client disputes any item in an O&M invoice, Client will so notify O&M within ten (10) days from Client's receipt of such invoice. The

parties will then enter into good faith discussions to resolve any disputed charge(s) within sixty (60) days of the date of the invoice containing such charge. Client may withhold payment of the specific disputed charge pending resolution, but Client agrees to otherwise make timely payment of those portions of the invoice that are not in dispute. Under no circumstances will O&M have any responsibility (including the issuance of any credits or refunds) for invoice inaccuracies or disputes of which it is not notified in writing within one hundred and twenty (120) days of the invoice date. In addition, O&M agrees not to apply finance charges on amounts subject to disputes that are resolved: (i) within thirty (30) days; or (ii) after thirty (30) days in Client's favor; provided that payment, if any, is made within fifteen (15) days of dispute resolution.

6. REPRESENTATIONS AND WARRANTIES.

(a) Standards of Performance. O&M represents and warrants that the Services and any materials provided in connection therewith by O&M will be free of material errors, defects or omissions, and the Products shall be handled and stored consistent with industry standards for the type of the Products (including compliance with industry handling and storage procedures) and the SOPs. O&M agrees it will provide the Services (i) in a professional and workmanlike manner, (ii) with reasonable care and skill, (iii) in compliance with Service Levels and other standards set forth in this Agreement.

(b) cGMP Compliance. Services will be provided in compliance with the applicable cGMP Current Good Manufacturing Processes regulations for pharmaceuticals and medical devices, as defined in 21 CFR Parts 11, 210, 211, 820, and 821.

(c) Products. Client represents and warrants that, except as expressly provided in this Agreement (including the SOPs and MSD Sheets), (i) there are no special requirements for the storage or distribution of the Products, (ii) the Products have been manufactured, packaged and labelled in compliance with all Legal Requirements and (iii) the Products are in such a state upon tender to O&M that they not cause death or personal injury to any person or damage or loss of property in the course of storage or distribution of such Products.

7. LOSSES, DAMAGES AND LIMITATION OF LIABILITY.

(a) Product Loss or Damage. O&M shall be responsible for the Product Cost of all Products lost, damaged, destroyed or stolen ("**Product Loss**") while under the control of O&M (and its subcontracted carriers and warehousemen) in excess of the Loss Allowance but not to exceed the Damage Cap. "**Product Cost**" means the actual cost to Client of replacing or reproducing the damaged Product(s).

(b) Loss Allowance. O&M shall not be liable for any Products Loss up to the value of two percent (2%) of the volume of Products handled (*i.e.*, "**throughput**") by O&M in the full calendar year in which the shortage occurred, as further described herein ("**Loss Allowance**".) The Loss Allowance can be expressed in the following formula:

Loss Allowance = (Units Inbound + Units Outbound) / 2 x (Product Cost) x 0.01

(c) Damages Cap. O&M's aggregate liability arising under or relating to this Agreement, regardless of the form of action, whether based on contract, warranty, tort (including negligence), statute or otherwise, including liability arising out of or resulting from the performance or non-performance of O&M and its subcontractors of the Services and its obligations under the Agreement shall be limited to: (i) for any single incident, $100,000, and (ii) for all claims, in aggregate, under this Agreement, the Fees paid to O&M under this Agreement for the twelve (12) months immediately preceding the date that the first claim, action, or cause of action arose out of, under or in connection with this Agreement (collectively, the "**Damage Cap**").

(d) Exclusions. O&M shall not be liable for:

i. any Product Loss, however caused, unless such loss, damage, or

destruction resulted from O&M's failure to exercise such care in regard to the Products as a reasonably careful service provider would exercise under like circumstances, and O&M will not be liable for damage of any type which could not be avoided by the exercise of such care;

ii. excess, expired, or obsolete Products; or

iii. Products that were already damaged when received into the Facility, including damage caused by the inbound carrier or Client.

(e) Mutual Limitation on Liability. Neither party shall be liable to the other party for incidental, consequential, special, punitive, exemplary, multiple or indirect damages, even if the party has been advised of the possibility of such losses or damages.

(f) Client Notification. In the event that Client becomes aware of any Product Loss, Client shall provide O&M with written notice thereof within thirty (30) days of Client becoming so aware. Client's failure to notify O&M shall limit Client recovery to the extent that such failure affects recovery by O&M from a subcontractor or other third party responsible for such Product Loss.

(g) Claim Filing. In the event of Product Loss while such Products are under the control of a subcontracted carrier or warehouseman, O&M shall file a claim for the benefit of Client with the relevant parties directly responsible therefore. O&M shall thereafter prosecute such claim in accordance with applicable law. Client agrees to cooperate with O&M in such filing and prosecution. O&M shall not be liable or responsible for any losses or claims that fall below a carrier's contractual claim minimum. Claim recovery shall be remitted to Client.

(h) Client Mitigation. Client agrees to take all reasonable steps to mitigate any damages or losses arising from, attributal to or associated with actual or potential Product Loss.

(i) Waiver of Subrogation. Notwithstanding any other provision of this Agreement to the contrary, each party hereby waives any and all right of action or claim against the other, or against the officers, employees, agents and representatives of the other, for liability for Product Loss or property located at or in the Facilities caused by or brought about through fire, lightning or any and all other hazards which are normally included in and covered by all risk insurance policies (including, but not limited to, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles or smoke), or as a result of roof leakage or sprinkler system or sprinkler leakage, unless such damage is caused by the negligence of the other party, or of an officer, employee, agent or representative of the other party.

(j) Valid Claim. O&M's liability for Product Loss while under the direct control of O&M's subcontracted carrier or warehouseman shall be limited to those subject to a "valid claim" as determined under the claims recovery procedures of such carrier or warehouseman or as otherwise allowed by law. Legal limits on carrier and warehouseman liability shall be applicable to any liability of O&M for carrier or warehouseman act or omission.

8. FORCE MAJEURE.

O&M and its subcontractors shall not be liable under this Agreement for any delivery delay or Product Loss when caused by a Force Majeure Event. "**Force Majeure Event**" means an act of God, public enemy, riots or civil commotion; strikes or other work stoppages or other labor unrest; a defect or inherent vice in the Products; acts or omissions of public authorities; acts or omissions of custom officials; hazards incident to a state of war; compliance with laws or governmental regulations; quarantines, orders or requirements; acts or omissions of Client, owners or consignees of the Products; any other cause beyond O&M's reasonable control, or other excepted cause provided by law.

Notwithstanding a Force Majeure Event, Products remaining in storage shall remain subject to storage Fees. O&M shall use commercially reasonable efforts, promptly commenced and diligently prosecuted, to minimize the extent, duration and effect of such Force Majeure Event on Client and the Products.

9. INSURANCE.

(a) O&M Insurance. O&M shall maintain in effect during the Term of this Agreement the following insurance: (i) commercial general liability insurance including premises or operations, broad form property damage, independent contractors, and contractual liability covering O&M's obligations hereunder for bodily injury and property damage, with a combined single limit of not less than $1,000,000 each occurrence; and, (ii) workers' compensation insurance in statutory amounts covering O&M and its employees; and, (iii) employer's liability insurance. All insurance required herein shall be carried with insurance companies licensed to do business in the state(s) where operations are maintained. O&M shall deliver to Client, upon Client's reasonable request, certificates of insurance as evidence of the required coverage. All policies shall provide that such coverage under these policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Client.

(b) Client Insurance. Client shall maintain in effect during the Term of this Agreement and for a period of five (5) years after termination of this Agreement the following insurance: (i) product liability insurance in the amount of at least $5,000,000 per occurrence ($25 million applicable to reprocessed Products); and, (ii) general liability insurance in the amount of at least $2,000,000, which shall include contractual liability coverage for all liability assumed under this Agreement with Owens & Minor, Inc. and all of its subsidiaries named as additional insureds; and, (iii) all-risk property insurance on the Products and the personal property of Client (or property for which Client is legally responsible) in an amount of not less that the full replacement cost thereof, whether such Products or property are in O&M's facilities or in transit. In addition, Client shall deliver to O&M, upon O&M's request, certificates of insurance as evidence of the required coverage (including any required designation that coverage extends to Products and property while in transit or in the Facility). The minimum insurance amounts set forth above are subject to change at the sole discretion of O&M based on changes to the Products, changes to Product volumes or the extension or renewal of this Agreement. All policies shall provide that such coverage under these policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to O&M. CLIENT SPECIFICALLY RECOGNIZES THAT ITS PROPERTY AND PRODUCTS COVERED BY THIS AGREEMENT HAVE NOT BEEN INSURED BY O&M FOR THE BENEFIT OF CLIENT AGAINST FIRE OR ANY OTHER CASUALTY.

10. INDEMNIFICATION.

(a) By O&M. O&M shall indemnify, defend and hold harmless Client and its officers, directors, employees, contractors and agents, from and against all claims, demands, suits, actions or other proceedings brought by third parties ("**Claims**"), and from and against all judgments, losses, damages, payments made in settlement, and all costs and expenses incurred (including reasonable attorneys', accountants' and experts' fees and expenses), as a result of such Claims (collectively, "**Losses**"), to the extent such Claims are caused by or result from any negligence or wrongful act of O&M or its employees arising out of O&M's performance or default of its obligations hereunder. O&M shall not be liable to the extent such Claim arises out of or is caused by exposure to the Products or the negligent act or omission of Client, its employees or agents or Client's breach of its obligations hereunder. Losses shall be subject to the Damages Cap.

(b) By Client. Client shall indemnify, defend and hold harmless O&M and its officers, directors, employees, contractors and agents, from and against all Claims and from and against all Losses, to the extent such Claims are caused by or result from (i) any negligent act or omission of Client, its employees or agents, except to the extent such injury, death or

damage is caused by the negligence of O&M or its employees, (ii) the Products (including, without limitation, claims based in whole or in part on products liability, however articulated), or (iii) the handling, storage or distribution of any of the Products, or any other products at Client's request, except to the extent that such violation is attributable O&M's gross negligence or wrongful act.

11. INTELLECTUAL PROPERTY.

(a) O&M shall retain all rights in and to all software, licenses, trade or service marks, business methods, technology and intellectual property provided or used by O&M ("**O&M IP**"), and shall own all rights and interest to all O&M IP or any other derivative works generated exclusively by O&M in the implementation of this Agreement. To the extent necessary and to the extent it is legally able, O&M hereby grants to Client a non-exclusive license to use, but not to sell, transfer or sublicense, such intellectual property but only insofar as is necessary to enable Client to realize the intended benefits of the Services provided by O&M hereunder, and further provided that any such license does not apply to any trademark, service mark, trade name or corporate name owned or used by O&M or any of its affiliates.

(b) NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO GRANT TO CLIENT ANY OWNERSHIP OR OTHER INTEREST IN O&M'S IP EXCEPT AS SPECIFICALLY PROVIDED HEREIN.

12. CONFIDENTIAL INFORMATION.

(a) Confidential Information. Each party (the "**Receiving Party**") must keep strictly confidential and must not disclose, or use for any purpose other than the fulfillment of its obligations under this Agreement, any of the other party's (the "**Disclosing Party**") Confidential Information. "**Confidential Information**" means the terms and existence of this Agreement, any and all technical and commercial information and research, customer and vendor lists, pricing, sales and promotional strategies, business plans, Product information, data, financial information, and any other proprietary or non-public information whether or not marked as "Confidential" as well as any information that is developed based on that information. The Receiving Party will use the same measures to protect Disclosing Party's Confidential Information as it uses to protect its own information of a similar nature, but shall at least be a reasonable standard of care. The Receiving Party further agrees to (i) use the same measures to protect Disclosing Party's Confidential Information as it uses to protect its own information of a similar nature, but shall at least be a reasonable standard of care, and (ii) disclose Confidential Information only to those employees or permitted contractors of the Receiving Party who have a "need to know" such information for the purpose of carrying out this Agreement, it being understood that prior to such disclosure such persons will be informed of the confidential nature of the Confidential Information and will agree in writing to be bound by the provisions of this Section 12.

(b) Exceptions. Confidential Information does not include information that: (a) is public, so long as it did not become public due to a breach of this Agreement; (b) is known by the Receiving Party prior to its disclosure by the Disclosing Party; (c) is independently developed by the Receiving Party; or (d) it was disclosed by a source who does not have an obligation to treat the information as confidential. Personal Information remains Confidential Information, even if it qualifies as one of these exceptions. If the Receiving Party is required by law to disclose any Confidential Information, it agrees to provide the Disclosing Party with notice of the request(s) at least ten (10) days prior to disclosure of any Confidential Information. Client acknowledges that certain of such information may need to be disclosed (expressly or implicitly) to O&M personnel and subcontractors in order to permit O&M's performance hereunder (e.g., carrier rate information); O&M agrees to take reasonable steps prevent further disclosure of such information beyond what is necessary for purposes of performance of this Agreement.

(c) Return. Upon expiration or termination of this Agreement, the Receiving Party shall promptly

deliver to the Disclosing Party all of the Disclosing Party's Confidential Information and any copies thereof, in the Receiving Party's possession.

(d) Remedies. A violation of this Section 12 may cause irreparable harm, the effect of which may be difficult to ascertain, and remedies at law may be inadequate to protect against any actual or threatened breach. The Disclosing Party is entitled to seek and be granted injunction (without posting any bond) or specific performance.

13. INDEPENDENT CONTRACTOR RELATIONSHIP; EMPLOYEES.

The relationship of O&M to Client in the performance of Services under this Agreement is that of independent contractor. Neither O&M nor any of its agents, employees, subcontractors, subsidiaries and/or affiliates shall be or become employees of Client by reason of this Agreement or their performance of Services hereunder. Neither Client nor any of its agents, employees, subcontractors and/or affiliates shall be or become employees of O&M by reason of this Agreement or their performance hereunder. Nothing in this Agreement shall serve to create a joint venture or partnership between O&M and Client, or between the respective agents, employees, subcontractors and/or affiliates of either. Each of O&M (together with its agents, employees, subcontractors, subsidiaries and/or affiliates) and Client (together with its agents, employees, subcontractors, subsidiaries and/or affiliates) shall employ, pay, discipline, discharge, supervise, control and direct those persons required by it for the performance of its obligations hereunder, and each shall have exclusive authority over its own employees. Each of O&M and Client shall be solely responsible and shall pay any and all of its respective employees' contributions, taxes and assessments that may be required to be paid under any unemployment compensation, disability, pension, social security or similar laws, and the other shall have no liability therefore.

14. TERMINATION.

(a) Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of Client and O&M.

(b) Termination Without Cause. This Agreement may be terminated by either party, without cause, upon not less than ninety (90) days prior written notice to the other.

(c) Termination for Cause. Either party may terminate this Agreement or any Schedule upon written notice to the other in the event that (i) the other party is in material breach of the performance of a duty or obligation under this Agreement or such Schedule and such breach has not been substantially cured within ninety (90) days (thirty (30) days in the case of a payment default) following receipt by the breaching party of written notice thereof, or (ii) a petition in bankruptcy is filed by or against the other party or the other party makes an assignment for the benefit of creditors or takes advantage of any insolvency or other laws affording protection against creditors.

(d) Effect of Termination. Upon expiration or in the event of termination of this Agreement for any reason, the parties shall cooperate in identifying any loss of or damage to, inventory in the distribution center prior to the expiration or termination date of this Agreement. In order to identify any loss or damage, shortly before the expiration or termination date, the following shall occur: (i) O&M shall perform a physical inventory, at Client's expense, in order to determine any loss of inventory; and (ii) the parties shall jointly conduct a walk-through of the relevant portion(s) of the distribution center in order to identify any damaged inventory in the distribution center. Any loss or damage to the Facility attributable to the Products, exclusive of ordinary wear and tear or damage attributable to the acts or omissions of O&M's employees, shall be paid by Client. In no event shall O&M be liable for loss or damage which is identified after the expiration or termination date (whichever occurs first) of this Agreement.

(e) Effect of Early Termination. In the event of termination of the Agreement prior to the expiration of the initial Term, in addition to the requirements of Section 14(e) above: (i) Client will pay all outstanding Fees legally due and owing under this Agreement, including, at O&M's option, estimated costs of move out or shut down in advance, and any capital expenditures made explicitly to receive, store or handle the Product(s); and (ii) Client will pay to O&M as of the termination date, any outstanding Fees and the balance of expenses which are Client's responsibility under this Agreement.

15. DISPUTE RESOLUTION.

The parties shall resolve their disputes informally to the maximum extent possible. The parties shall negotiate all matters of joint concern in good faith, with the intention of resolving issues between them in a mutually satisfactory manner. In the event of a dispute between the parties that cannot be resolved through informal discussions (other than a dispute regarding Client's payment of an O&M invoice), the dissatisfied party will provide the other party with a plain, written statement of its position regarding the dispute and suggested resolution. Within seven (7) days after receipt of that statement, the party receiving such statement will provide a short and plain written response with regard to the claim and a suggested resolution. For a period of thirty (30) days thereafter, the parties agree to negotiate in an effort to resolve the controversy. Such period of negotiation will include no less than two in-person meetings between representatives of the parties with authority to settle the matter. In the event the disagreement cannot be resolved through such in-person meetings, the dissatisfied party may then proceed with other remedies available to it.

16. AUDIT.

During the Term but not more than once per calendar year, Client may audit only those records of O&M as may be reasonably necessary solely to verify O&M's compliance with its obligations hereunder. All reasonable costs of such audit shall be paid by Client. Such audit shall require no less than thirty (30) days advance written notice and shall be conducted during the standard workweek and in such a manner as to not unreasonably disrupt O&M's operations.

17. FINANCIAL STATEMENTS.

Client agrees to provide to O&M, upon request by O&M, its annual balance sheet, income statement and cash flow statement. Such financial statements shall be sent to Owens & Minor, 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116, Attention: Treasurer. In cases where Client does not have comprehensive financial data available because the Client has been in business for two years or less, O&M will require the client complete a credit application. O&M will use such financial statements and/or credit applications solely for the purpose of evaluating Customer's creditworthiness.

18. MISCELLANEOUS.

(a) Equal Opportunity. O&M is an Equal Opportunity Employer. The Equal Employment Opportunity clauses in Section 202, paragraphs 1 through 7 of Executive Order 11246, as amended; and the clauses in Sections 4212/41 CFR 60-250.5 and 503/41 CFR 60-741.5 relative to Equal Employment Opportunity and implementation of the rules and regulations of the Office of the Federal Contract Compliance are incorporated herein by specific reference.

(b) Entire Agreement; Conflicts. This Agreement (and all applicable Schedules) represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all other agreements, negotiations, understandings and representations, if any, made by and between the parties. In the event of any conflict between the terms in this Standard Terms to O&M Services Agreement and the terms of a Schedule, the terms of these Standard Terms shall control unless specifically stated otherwise in the Schedule.

(c) Assignment; Amendment. This Agreement may not be assigned by either party

without the prior written consent of the other, except that O&M may assign its rights and delegate its duties and obligations under the Agreement without such consent (i) to an affiliate or (ii) as a whole as part of the sale or transfer of all or substantially all of its assets and business, including by merger or consolidation. No amendment or modification of any term of this Agreement (including any Schedule) shall be effective unless set forth in a writing signed by the parties hereto.

(d) Notices. All notices required hereunder shall be given in writing and addressed or delivered to the persons specified in this Agreement. Any notice or communication required hereunder shall be given by hand, courier service, registered, certified, express or first class mail (postage prepaid).. The date of receipt of any notice shall be the date the notice shall be deemed to have been given, except that notice given by mail shall be deemed received on the date of posting. Notices required hereunder shall be given to the following individuals:

Notices to Client:
Sharps Technology
105 Maxess Rd, Ste 124
Melville, NY 11747
Attention: VP Operations

with a copy to:
____
____
Attention: ________________

Notices to O&M:
Owens & Minor
9120 Lockwood Blvd.
Mechanicsville, Virginia 23116
Attention: GM, Outsourced Logistics

with a copy to:
Owens & Minor
9120 Lockwood Blvd.
Mechanicsville, Virginia 23116
Attention: General Counsel
Telephone: (804) 723-7000
Email: contracts@owens-minor.com

The parties may change the persons designated to receive notice hereunder by written notice to the other party.

(e) Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, excluding the conflicts of laws principles thereof.

(f) Other. Except as set forth in the Indemnification and Insurance sections, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns. The rights and remedies set forth in this Agreement are cumulative. Section headings contained in the Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement. The word "including" means "including, without limitation." This Agreement may be executed in counterparts, each of which will be considered an original, and together will make up one instrument. A party who asserts a right or seeks a remedy may also assert other rights and seek other remedies. If a provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in place and enforceable. No waiver of any breach of any provision of the Agreement or performance obligation in the Agreement is a waiver of any other breach or obligation

SCHEDULE # 1
LOGISTICS SERVICES SCHEDULE

This Logistics Services Schedule ("**Logistics Services Schedule**" or "**Schedule**") is effective as of March 8, 2024 ("**Schedule Effective Date**"), and is made by and between Sharps Technology Inc. ("**Client**") and Owens & Minor Distribution, Inc., a Virginia corporation ("**O&M**"). The parties hereby agree as follows:

1. **Definitions.** This Schedule is an addendum to that certain Logistics Services Agreement between Client and O&M dated March 8, 2024, and is subject to the terms set forth therein. Unless otherwise defined in this Schedule (including the appendices hereto), capitalized terms used in this Schedule will have the meanings set forth in the Standard Terms. Any capitalized terms for which there is no definition in the Agreement will have the meanings commonly assigned to such terms in the logistics services industry.

2. **Services**. O&M agrees to provide the following Services during the Term to Client:

   2.1. Warehousing and Distribution Services as described in Appendix A-1.

   2.2. Inbound Transportation Services as described in Appendix A-2.

   2.3. Outbound Transportation Services as described in Appendix A-3.

3. **Facility**. The Facility(ies) from which the Services will be provided are as follows:

   3.1 Hebron, KY

4. **Products**. A Product list describing the Products is attached as Appendix B.

5. **Implementation Plan; Implementation Fees.** O&M and Client hereby acknowledge that they will mutually agree upon, and document in writing, a plan to provide for the orderly commencement of the Services by O&M ("**Implementation Plan**"). The Implementation Plan may be amended from time to time as mutually agreed in writing by the parties. From and after the Schedule Effective Date, O&M and Client shall work together using their respective commercially reasonable efforts to fully effectuate the Implementation Plan as soon as practicable, provided that such Implementation Plan shall be fully effectuated no later than March 8, 2024 ("**Implementation Date**"). If the Implementation Date is delayed for reasons attributable to Client, Client will pay O&M's fixed and other Client-specific incremental costs related to the Client until the Implementation Date. Implementation Fees will be charged as provided in Appendix C. Additional Implementation Fees may apply after the initial conversion if the scope of Services is expanded and requires O&M to incur IT and/or infrastructure costs exceeding $5,000 during a calendar- year basis. Any change to the scope of Services resulting in additional fees will be documented in the form of a Change Order mutually executed by both parties.

6. **SOPs.** During the Implementation, O&M and Client shall work together to develop mutually agreed-upon SOPs with respect to various components of Services identified.

7. **Term.** This Logistics Services Schedule shall begin on the Schedule Effective Date and shall continue in effect for a period of one-hundred and twenty (120) days (the "**Initial Term**"), subject to the termination provisions

provided in the Agreement. Upon the expiration of the Initial Term, this Schedule will automatically renew for an additional one-hundred and twenty (120) days ("**Renewal Term**"), unless either party gives written notice of non-renewal to the other party at least thirty (30) days prior to the expiration of the then existing Initial Term or Renewal Term. The Initial Term and all Renewal Term, if any, shall together be the "**Term**" of this Schedule.

8. **Fees.** The Fees for the Services provided under this Schedule are set forth on Appendix C.

Accepted By:			
SHARPS TECHNOLOGY, INC.		**OWENS & MINOR DISTRIBUTION, INC.**	
Name:	Justin Page	**Name:**	Bryan Kilby
Title:	VP Technical Operations	**Title:**	General Manager
Date:	04-Mar-2024 | 11:19:54 PST	**Date:**	04-Mar-2024 | 14:26:02 EST
Signature:	Justin Page	**Signature:**	Bryan Kilby

SCHEDULES

Table of Appendices

Schedule	Title
A-1	Warehousing and Distribution Services
A-2	Inbound Transportation Services
A-3	Outbound Transportation Services
B	Products
C	Fees

APPENDIX A-1

WAREHOUSING AND DISTRIBUTION SERVICES

1. RECEIVING.

(a) Capacity. The designated carrier's ability to promptly load and unload Products depends upon receiving adequate notice regarding inbound and outbound volumes. Therefore, Client will provide O&M with as much notice as possible regarding anticipated receipt and shipment activity. O&M will use commercially reasonable efforts to maintain the capability to promptly load and unload Client's shipments of Products. When estimated volumes become higher than can be reasonably handled during the normal work week specified in Appendix C, O&M shall advise Client of the estimated overtime hours required to handle the incremental volume without delays. O&M will use its best efforts to provide Client with twenty-four (24) hours' advance notification of the need for overtime hours. If Client approves the overtime hours to avoid delays, Client will reimburse O&M accordingly. Modest levels of routine overtime, not in excess of five (5%) percent of the total hours per week to handle normal operations, shall not require advance notification and approval of Client.

(b) Detention. Client shall advise its suppliers that motor carriers with shipments must obtain an appointment for delivery at least forty-eight (48) hours prior to arrival at the Facility. O&M shall not be responsible for trailer detention cost: (i) unless O&M causes the detention through its negligence; (ii) unless O&M fails to notify Client of the need for overtime hours; (iii) if Client fails to approve the requested overtime hours; (iv) the volume (incoming and/or outgoing) is in excess of reasonable monthly estimates; or (v) if caused solely by equipment failures. Clients are to notify motor carriers about O&M's standard Facility operating hours and the following observed holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas.

2. STORAGE.

(a) The Services shall include the arrangement by O&M for proper storage of Products at the Facility(ies). Storage of two-hundred and sixty (260) pallets will be available to Customer in the Hebron KY Facility. Basic storage charges are on a per case or per pallet and location basis as set forth in Appendix C. Additional charges and conditions are described in this Appendix.

(b) Proper Marking. Client agrees that all Products tendered for storage shall be shipped for delivery to the Facility properly marked and packaged for handling. Client shall furnish to O&M, at or prior to delivery, a manifest showing marks, brands and/or sizes to be kept and accounted for separately, and the class of storage and other services desired. Client shall tender Product complete with Client item number and a label that is either UCC or EIA compliant.

3. HANDLING.

The Services shall include arrangement by O&M for handling of Products at the designated Facility(ies) (or other facilities) at which the Products are stored. The handling services covered by the basic storage charge set forth in Appendix C include (but are limited to) the ordinary labor involved in receiving Products at the warehouse

door, placing Products in storage in the warehouse, and returning Products to the warehouse door with the following solution features:

(a) Outbound processing (allocation, picking, packing, staging, document generation, shipping);

(b) Picking combination of bulk, case, box and each;

(c) Ability to store special product attributes that require special handling, *e.g.*, ambient temperature, returns, quarantine hold, etc., and provide directed workflow to ensure requirements are followed;

(d) Accommodation of inventory adjustments, multiple level product holds, and product recalls at all units of measure;

(e) Ability to release orders for picking using various methods, such as single order, batch, pick to clean, and pick for speed;

(f) Task management and interleaving to maximize productivity;

(g) Inbound processing includes integration of advanced ship notification and shipment status / carrier notification data electronically;

(h) Returns processing includes receipt of returned or recalled product on hold status in caged area, inspection and returns disposition determinations; and,

(i) Products shall be selected by O&M for pick, pack and ship on a FEFO (first expiry, first out) basis, unless otherwise agreed to between Client and O&M.

Other handling may be special services subject to special charges as described in this Appendix and Appendix C.

3. TRANSFER, TERMINATION OF STORAGE AND REMOVAL.

The provisions of this Appendix shall apply to transfer, termination of storage and removal of Products.

(a) Transfer at Client Request. Instructions to transfer Products on the books of O&M are not effective until delivered to and accepted by O&M, and all charges up to the time transfer is made are chargeable to Client. If the transfer involves rehandling of Products, such rehandling will be subject to charge. When Products in storage are transferred from one party to another through the issuance of a new warehouse receipt, a new storage date will be established on the date of transfer.

(b) Transfer at O&M Election. O&M reserves the right to move, at its expense, thirty (30) days after written notice is provided to Client, any Products in storage from the warehouse in which they are stored to any other warehouse. Client or holder may elect to take delivery of its Products in lieu of such transfer by notice to O&M prior to the expiration of such thirty-day period, in which event, no recurring monthly storage charge shall be made for that current storage month. Notwithstanding the above, O&M reserves the right, without notice to Client or holder, and at O&M's sole expense, to move Products within and between any one or more of the warehouse buildings which comprise a particular Facility complex.

4. INVENTORY AND TRACKING.

O&M shall provide Client, the standard inventory and tracking services described in this Appendix.

(a) Record Keeping. O&M will promptly notify Client upon receipt or recognition of any overage, shortage, or damage and shall maintain complete records of Products received, showing quantities received and shipped, inventory on hand and damaged or lost Products, plus any other information or records reasonably required by Client. All such information shall be available to Client by computer on-line or by electronic interface in a form reasonably acceptable to Client, and O&M shall provide such reports on the foregoing as are reasonably requested by Client. O&M shall retain two (2) years of inventory records throughout the term of the Agreement unless otherwise agreed to between Client and O&M.

(b) Tracking. O&M's inventory services shall include full lot tracking to allow, among other things, full lot traceability for use in case of recalls or like Client needs.

(c) Inventory. O&M shall conduct periodic cycle counting as reasonably requested by Client. O&M shall conduct a physical inventory of all Products at Client's request and expense and at termination of this Agreement. Client's duly authorized representatives shall have the right to be present at any physical inventory and, upon reasonable terms and during normal business hours, shall have the right to visit, observe and inspect the warehouse facilities, inventory records and the Products.

(d) Shortages and Overages. Inventory shortages or overages from the physical inventory or cycle counts shall be determined by netting shortages and overages at the time of the next physical inventory. If, after physical inventory, there are shortages for unaccounted Products for which O&M is liable (subject to the Loss Allowance and Damages Cap) of this Agreement, O&M shall make payment to Client in accordance with this Agreement.

APPENDIX A-2

INBOUND TRANSPORTATION SERVICES

1. **Inbound Shipments.**

(a) The Services include O&M's arrangement for inbound shipment of Products by one or more carriers. Freight forwarding rates will be negotiated with carriers per shipment and mode. O&M's obligation to arrange transportation of Products is conditioned, without limitation, on other applicable provisions of this Agreement and on the provisions of this Appendix.

(b) Liability for Loss or Damage to Products Transported by Third-Party Carriers. Client acknowledges and agrees that the Client shall have the risk of any loss of or damage to the Products managed pursuant to this Agreement while the Products are in such carrier's care, custody, or control. Upon Client's request, O&M will file on Client's behalf any claim against a carrier for any loss or damage to Products, provided Client gives written notice of such claim within sixty (60) days after delivery.

2. **Title.**

O&M and designated carriers **shall not** be named as consignee of any Products accepted for shipment, or, if so named, Client shall provide a written notification to the carrier prior to shipment (with copy to O&M) that O&M is a "warehouseman" for purposes of the shipment and has no beneficial title or interest in the Products. Client agrees that, if O&M is named as consignee and Client fails to notify carrier as provided in this subsection: (i) O&M shall have the right to refuse acceptance of such Products under this Agreement and shall not be liable or responsible for any loss, injury or damage of any nature related to such Products or their shipment or non-shipment; and (ii) Client agrees to indemnify and hold O&M harmless from and against any liability or expense to O&M for unpaid transportation charges, including undercharges, demurrage, detention or other charges of any kind, arising from such Products or their shipment or non-shipment.

3. **Client's Inbound Shipment Instructions.**

The designated carrier shall arrange for inbound shipment of Products only upon receipt of Client's completed advance ship notification in accordance with mutually agreed-upon procedures. Advance ship notification shall include, but are not limited to, FAX, EDI, or similar communication. The carrier shall be entitled to rely upon advance ship notification as received and shall not be responsible for loss or error occasioned thereby.

APPENDIX A-3

OUTBOUND TRANSPORTATION SERVICES

1. Outbound Shipments. The Services include O&M's arrangement for outbound shipment of Products by one or more carriers per Client's SOPs. Domestic Transportation discount tariff rates are applied on a per pound, or similar basis, and region basis as set forth in Appendix C. Solution includes freight management including the selection of carriers and transportation modes and paying carrier after the verification of freight bills. O&M's obligation to arrange transportation of Products is conditioned, without limitation, on other applicable provisions of this Agreement and on the provisions of this Appendix. O&M shall use its standard WMS labels and packing lists for outbound shipments.

2. Liability for Loss or Damage to Products Transported by Third-Party Carriers. Client acknowledges and agrees that the Client shall have the risk of any loss of or damage to the Products managed pursuant to this Agreement while the Products are in such carrier's care, custody, or control. Upon Client's request, O&M will file on Client's behalf any claim against a carrier for any loss or damage to Products, provided Client gives written notice of such claim within sixty (60) days after delivery.

APPENDIX B – PRODUCTS

APPENDIX C - FEES